Exhibit 99.1
PRESS RELEASE

By:	Expeditors International of Washington, Inc.
1015 Third Avenue, Suite 1200
Seattle, Washington 98104

	CONTACT:	Jeffrey S. Musser
President and Chief Executive Officer
(206) 674-3433
FOR IMMEDIATE RELEASE

EXPEDITORS' JAMES L.K. WANG ANNOUNCES RETIREMENT PLANS
SEATTLE, WASHINGTON - February 27, 2015, Expeditors International of Washington, Inc. (NASDAQ: EXPD), today announced that James L.K. Wang, President - Asia Pacific, Director, and co-founder, has informed the Company’s Board of Directors of his desire to retire from his role as President - Asia Pacific as of June 30, 2015. Mr. Wang, upon re-election by the shareholders at the Company’s annual meeting on May 21, 2015, will continue to serve as a Director through the 2016 annual shareholders’ meeting.

“We would never have imagined in 1981 that what we started with 20 people in six offices could attain the global presence that Expeditors has today, with nearly 15,000 people in over 250 locations,” said Mr. Wang. “We founded this Company on a very simple principle-that, by attracting and providing unlimited opportunities for continuous growth and improvement to the very best people, we could also provide the highest standards in customer service. Executing on that principle, we believed, would create a successful Company in every aspect. It is extremely humbling to have had a role in the creation of that kind of culture. The most rewarding part of my career has been to see so many people who joined us grow and develop and reap the benefits of those opportunities.”

Mr. Wang added: “It is an Asian virtue that each generation must strive to improve upon the last. During this past year, as I have been part of guiding and directing our new leadership during its re-organization of our global reporting structure and the formulation and communication of our new strategic initiatives, I have been deeply impressed that our original founding principles are still being perpetuated. I’m confident the focus, dedication, and unity of our new leadership will move the Company forward to that ‘next level.’ Lastly, I would like to express my profound gratitude to all of those friends and colleagues with whom I shared this journey over the years. It’s been an amazing experience. The list of people is too long to enumerate, but I believe you all know who you are, and to you I just say ‘Thank You’ for all your support. I look forward to continuing my relationship with Expeditors while serving ‘only’ as a member of the Board,” Wang concluded.

“We could not write a press release long enough to list all of James’ contributions over the last 34 years, from the day he co-founded Expeditors right up through today,” said Jeffrey S. Musser, President and Chief Executive Officer. “We do, however, want to publicly thank James and acknowledge the critical and formative roles he played in both the establishment and development of Expeditors. His foresight and vision in our Company’s early years led to the creation of a strong network of offices in the then-emerging manufacturing markets in Asia. That vision created the catalyst for Expeditors’ subsequent global expansion. To this day, Asia remains a strategic springboard that continues to drive significant opportunities to our network. We will miss James’ day-to-day mentoring, three-word aphorisms, his way of simplifying complex issues, and, most of all, the respect and courtesy he showed as he helped build Expeditors and develop its future leaders. We are certainly grateful that James has made clear his desire to remain on the Board this next year,” Musser closed.

Expeditors is a global logistics company headquartered in Seattle, Washington. The company employs trained professionals in 186 full-service offices and numerous satellite locations located on six continents linked into a seamless worldwide network through an integrated information management system. Services include the consolidation or forwarding of air and ocean freight, customs brokerage, vendor consolidation, cargo insurance, domestic time-definite transportation services, purchase order management, warehousing and distribution and customized logistics solutions.